Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-3 No.’s 333-106109, 333-62796, 333-30383, 333-57951, 333-76005, 333-79611, 333-95641, 333-31728, 333-35056, and 333-36280 and Form S-8 No. 333-89140) of Repligen Corporation and in the related Prospectus of our reports dated June 11, 2008, with respect to the financial statements of Repligen Corporation, and the effectiveness of internal control over financial reporting of Repligen Corporation, included in this Annual Report (Form 10-K) for the year ended March 31, 2008.

/s/ Ernst & Young LLP

Boston, Massachusetts

June 11, 2008